NEWS RELEASE

December 11, 2008

President’s Letter to Current Technology’s Shareholders

During the past several months Current Technology’s 60% owned Texas-based subsidiary Celevoke, Inc. (“Celevoke”) has been working with world class partners on the joint development of an advanced next generation anti-theft device and tracking system which we believe is superior to anything available in the market today (“NextGen Tracking System”).  We are pleased to report the development cycle is substantially complete, and we anticipate delivery of prototype units during the month of December.  Therefore, we should be in a position to demonstrate Celevoke’s proprietary NextGen Tracking System to our prospective multi-national partners in Brazil, the United States and Europe within the next few weeks, thus meeting our goal of completing a market ready product by the end of this year.

This is a landscape changing event. Historically we have focused on two revenue streams: equipment sales and the sale of services for the use of our Universal Telematics Server (“UTS”). Development of the new product opens a third potential revenue stream: licence fees generated for the worldwide use of Celevoke’s proprietary Intellectual Property in the NextGen Tracking Systems. This development gives Celevoke maximum flexibility and provides the opportunity to address the market place on multiple levels, generating revenue from one, two, or all three sources depending upon circumstances.

We believe we will be able to sell our NextGen Tracking System at the OEM level to automotive and power sport manufacturers worldwide.  For example, Celevoke has identified two OEM opportunities in Brazil we believe this new product will allow us to win and we intend to pursue similar opportunities in the balance of the Americas, Europe and Asia.  This is a very lucrative model, in which our manufacturing partner would distribute NextGen Tracking Systems to its OEM clients under licence from Celevoke, and we would provide back-end services through our UTS. In this instance Celevoke would generate revenue from two sources, licence fees and recurring services, without shouldering the financial responsibility of manufacturing.

Earlier this year, we provided an update on our initiative with the Travelers Inland unit of the Travelers Companies, Inc.  We are pleased to report this initiative has progressed and we are finalizing plans to make direct contact with the approximately 10,000 independent agents who represent Travelers’ insureds in the United States.  We believe they should provide us the opportunity to broaden the scope of our activities to include other asset classes, such as trucks and trailers, in addition to heavy off-road equipment which is the primary focus of the Travelers Inland unit.

We have previously stated that the Travelers risk control initiative was our first insurance-based initiative, but not our last.  Negotiations with a major North American insurance company with a particular interest in the power sports market continue at a very high level.  We are hopeful these negotiations will be successfully concluded this year, resulting in the roll-out of an aggressive marketing program in Q1 of 2009.

Finally, we are pleased to report the level of activity with Twentieth Century Fox Federal Credit Union has increased substantially.  Negotiations regarding the marketing initiative referred to in our news release of November 10, 2008 continue with two non-profit organizations with national reach.  We understand these negotiations are progressing well and hope to announce further particulars shortly. In the mean time, we have been advised an aggressive market launch supported by media is planned for Q1 of 2009.

In closing, we thank you for your ongoing support and wish you and your families a happy holiday season.

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace.  Celevoke is 60% owned by Current Technology Corporation.

Forward Looking Statement

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer, 1-800-661-4247

or

INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100

or

Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696